EXHIBIT 10.28

SCHEDULE OF NON-EMPLOYEE DIRECTORS’ ANNUAL COMPENSATION

EFJ, INC. BOARD OF DIRECTORS 2007 AND 2008

Board of Directors’ Quarterly Retainer	$7,500

Audit Committee Quarterly Retainer	$1,750

Audit Committee Chairperson Quarterly Retainer	$1,250

Non-Audit Committee Quarterly Retainer	$1,250

Non-Audit Committee Chairperson Quarterly Retainer	$750

1999 Non-Employee Director Stock Purchase Plan	Each Eligible Non-Employee Director may elect to receive EFJ, Inc. common stock in lieu of cash board compensation, under the 1999 Non-Employee Director Stock Purchase Plan. The amount of common stock is determined upon the means the average of the closing price of a share of Common Stock during the last 10 trading days preceding the last business day of the Quarter.

On March 7, 2008, the Board of Directors of the Company approved a new schedule of director fees.

Each director shall receive an annual retainer of $42,000.00. In addition, the Chair of the Audit Committee, Compensation Committee and Nominating and Governance Committee shall receive as additional annual compensation, $7,000.00, $5,000.00 and $5,000.00, respectively.